Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Main212.407.4000 Fax212.407.4990 www.loeb.com

February 10, 2026

Liminatus Pharma, Inc.

12611 Hiddencreek Way, Unit C
Cerritos, CA 90703

Re:	Sale of Common Stock, Pre-Funded Warrants, Warrants and Placement Agent Warrants registered pursuant to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Liminatus Pharma, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1 (the “Registration Statement”) filed on even date herewith with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), together with the exhibits to the Registration Statement and the related prospectus (the “Prospectus”). The Registration Statement relates to a best efforts offering of (i) up to 6,896,551 shares (the “ Shares”) of common stock, par value $0.0001 per share of the Company (the “Common Stock”), (ii) up to 6,896,551 pre-funded warrants to purchase 6,896,551 shares of Common Stock at an exercise price of $0.0001 per share (the “Pre-Funded Warrants”), (iii) up to 6,896,551 warrants to purchase 10,344,827 shares of Common Stock (the “Warrants”), (iv) up to 344,827 warrants to purchase shares of Common Stock (the “Placement Agent Warrants”) issuable to the placement agent for the Company (the “Placement Agent”), and (v) the shares of Common Stock underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), the Warrants (the “Warrants Shares”) and the Placement Agent Warrants (the “Placement Agent Warrant Shares”). The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Warrants and the Warrant Shares are to be sold in connection with a securities purchase agreement (the “Purchase Agreement”) to be entered into between the Company and the investors signatory thereto, and the Placement Agent Warrants and the Placement Agent Warrant Shares are to be issued in connection with a placement agency agreement (the “Placement Agency Agreement”) to be entered into between the Company and the Placement Agent.

In connection with the opinions set forth below, we have examined the Registration Statement and the Prospectus, the Pre-Funded Warrant, the Warrant, the Placement Agent Warrant, the Purchase Agreement and the Placement Agency Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The Shares have been duly authorized for issuance, and when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants have been duly authorized for issuance and when executed and delivered by the Company and paid for in accordance with the terms and conditions of the Purchase Agreement, the Registration Statement and the Prospectus, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

The Warrants have been duly authorized for issuance and when executed and delivered by the Company and paid for in accordance with the terms and conditions of the Purchase Agreement, the Registration Statement and the Prospectus, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.

The Placement Agent Warrants have been duly authorized for issuance and when executed and delivered by the Company and paid for in accordance with the terms and conditions of the Placement Agency Agreement, the Registration Statement and the Prospectus, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.

The Pre-Funded Warrant Shares, the Warrant Shares and the Placement Agent Warrant Shares have been duly authorized for issuance and if, as, and when the Pre-Funded Warrant Shares, the Warrant Shares and/or the Placement Agent Warrant Shares are issued and delivered by the Company upon exercise of the Pre-Funded Warrants, the Warrants and/or the Placement Agent Warrants, as the case may be, in accordance with the terms thereof, including, without limitation, the payment in full of the applicable exercise price thereof, will be validly issued, fully paid and non-assessable

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions.

The opinions set forth in paragraphs 2, 3 and 4 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York and (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation law.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP